EXHIBIT 15

                                       Deloitte & Touche LLP
                                    City Place 1, 33rd Floor
                                           185 Asylum Street
                                     Hartford, CT 06103-3402
                                                         USA

                                         Tel: + 860 280 3000
                                        Fax: +1 860 280 3051
                                            www.deloitte.com
December 16, 2004

Northeast Utilities
107 Selden Street
Berlin, CT 06037

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Northeast Utilities and subsidiaries for the periods ended March 31, 2004 and 2003, June 30, 2004 and 2003 and
September 30, 2004 and 2003, and have issued our report dated May 7, 2004, and as indicated in our reports August 6, 2004, and November 5, 2004, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September
30, 2004, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP